As filed with the Securities and Exchange Commission on April 4, 2016

Registration No. 333-198877

Registration No. 333-189388

Registration No. 333-187209

Registration No. 333-177902

Registration No. 333-171262

Registration No. 333-151167

Registration No. 333-107899

Registration No. 333-88203

Registration No. 333-71881

Registration No. 333-15823

Registration No. 33-93662

Registration No. 33-39925

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-198877

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189388

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-187209

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-177902

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-171262

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-151167

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-107899

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-88203

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-71881

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-15823

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-93662

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-39925

 ATMEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0051991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1600 Technology Drive, San Jose, California 95110

(Address of Principal Executive Offices, including zip code)

Atmel Corporation 2010 Employee Stock Purchase Plan

Atmel Corporation 2005 Stock Plan

Newport Media, Inc. 2005 Stock Incentive Plan and RSU Sub-Plan

Ozmo, Inc. 2005 Equity Incentive Plan

1996 Stock Plan

1991 Employee Stock Purchase Plan

1986 Incentive Stock Option Plan

(Full title of the plan)

J. Eric Bjornholt

Vice President, Chief Financial Officer

Atmel Corporation

1600 Technology Drive

San Jose, California 95110

(Names and address of agent for service)

(408) 441-0311

(Telephone number, including area code, of agent for service)

Copy to:

Khoa D. Do, Esq.

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

(650) 739-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

 DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Atmel Corporation, a Delaware Corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission:

▪	Registration Statement No. 333-198877, registering a total of 98,504 shares of the Company’s common stock, $0.001 par value (“Common Stock”), issuable in connection with assumed restricted stock units granted under the Newport Media, Inc. 2005 Stock Incentive Plan and RSU Sub-Plan;

▪	Registration Statement No. 333-189388, registering a total of 25,000,000 shares of Common Stock, $0.001 par value, for issuance under the Atmel Corporation 2005 Stock Plan;

▪	Registration Statement No. 333-187209, registering a total of 142,922 shares of Common Stock, $0.001 par value, issuable in connection with the assumed stock options granted under the Ozmo, Inc. 2005 Equity Incentive Plan, and 301,677 shares of Common Stock, $0.001 par value, issuable in connection with the assumed restricted stock units granted under the Ozmo, Inc. 2005 Equity Incentive Plan;

▪	Registration Statement No. 333-177902, registering a total of 19,000,000 shares of Common Stock, $0.001 par value, for issuance under the Atmel Corporation 2005 Stock Plan;

▪	Registration Statement No. 333-171262, registering a total of 25,000,000 shares of Common Stock, $0.001 par value, for issuance under the Atmel Corporation 2010 Employee Stock Purchase Plan;

▪	Registration Statement No. 333-151167, registering a total of 58,000,000 shares of Common Stock, $0.001 par value, for issuance under the Atmel Corporation 2005 Stock Plan;

▪	Registration Statement No. 333-107899, registering a total of 20,000,000 shares of Common Stock, $0.001 par value, issuable in connection with the 1996 Stock Plan, and 20,000,000 shares of Common Stock, $0.001 par value, issuable in connection with the 1991 Employee Stock Purchase Plan;

▪	Registration Statement No. 333-88203, as amended, registering a total of 5,000,000 shares of Common Stock, $0.001 par value, for issuance under the 1996 Stock Plan;

▪	Registration Statement No. 333-71881, as amended, registering a total of 2,500,000 shares of Common Stock, no par value, for issuance under the 1991 Employee Stock Purchase Plan;

▪	Registration Statement No. 333-15823, registering a total of 4,000,000 shares of Common Stock, no par value, for issuance under the 1996 Stock Plan;

▪	Registration Statement No. 33-93662, registering a total of 1,500,000 shares of Common Stock, no par value, issuable in connection with the 1986 Incentive Stock Option Plan, and 500,000 shares of Common Stock, no par value, issuable in connection with the 1991 Employee Stock Purchase Plan; and

▪	Registration Statement No. 33-39925, registering a total of 4,289,498 shares of Common Stock, no par value, for issuance under the 1986 Incentive Stock Option Plan and the 1991 Employee Stock Purchase Plan.

On April 4, 2016, pursuant to an Agreement and Plan of Merger, dated as of January 19, 2016, by and among Microchip Technology Incorporated (“Microchip”), Hero Acquisition Corporation (“Merger Sub”), an indirect wholly-owned subsidiary of Microchip, and the Company, Merger Sub merged with and into the Company, with the Company surviving as an indirect wholly-owned subsidiary of Microchip (the “Merger”).

 As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on April 4, 2016.

ATMEL CORPORATION.

By:	/s/ J. Eric Bjornholt
J. Eric Bjornholt Vice President, Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.